                                                                      FILED
                                                            In the Office of the
                                                     Secretary of State of Texas
                                                                 August 14, 2001
                                                            Corporations Section

                             STATEMENT OF RESOLUTION

                 ESTABLISHING AND DESIGNATING A SERIES OF SHARES

                                       OF

                              GULFWEST ENERGY INC.

               Series E Preferred Stock, par value $.01 per share

Pursuant to the  provisions  of Article 2.13 of the Texas  Business  Corporation
Act, and pursuant to Article 4.1 of its Articles of  Incorporation,  as amended, the  undersigned,  GulfWest  Energy,  Inc. (the  "Company")  hereby  submits the following statement for the purposes of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

          FIRST:   The name of the Company is GulfWest Energy Inc.

          SECOND: The following resolution establishing and designating a series
          of  shares  and  fixing  and   determining  the  relative  rights  and
          preferences  thereof was duly adopted by the Board of Directors of the
          Company on August 7, 2001:

     "RESOLVED,  by the Board of Directors  (the "Board") of the Company,  that pursuant  to  authority  expressly  granted  to and  vested  in the Board by the provisions  of the Articles of  Incorporation  of the  Company,  as amended (the
"Articles of Incorporation"),  the Board hereby creates a series of the class of authorized  Preferred  Stock,  par value $.01 per  share,  of the  Company  (the
"Preferred  Stock"),  and authorizes the issuance thereof,  and hereby fixes the designation and amount thereof and the voting powers,  preferences and relative, participating,  optional and other special  rights of the shares of such series, and the qualifications, limitations or restrictions of such series, as set forth below; and,

     RESOLVED FURTHER,  that such provisions  supercede any prior certificate of designation  filed by the Company  with the  Secretary  of State of the State of
Texas with  respect to such series of the class of  Preferred  Stock  authorized hereby.

     1. Designation. The designation of the Series of Preferred Stock authorized
        ------------ -
hereby shall be "Cumulative  Convertible  Preferred Stock,  Series E" ("Series E
Preferred Stock") with a par value of $.01 per share.

     2. Number of Shares. The number of shares of Series E Preferred Stock shall
        ------ -- ------- -
be 9,000.

     3.  Dividends.  The dividend  rate for each share of the Series E Preferred
         ----------  -
Stock  shall be $12.50  per share  per annum  from July 1, 2001 (the  "Effective
Issue Date") until June 30, 2004,  when the dividend  rate shall be increased to

$30.00  per share per annum and  continue  so long as any shares of the Series E
Preferred  Stock  remains  outstanding.  Cash  dividends  at such rates shall be payable in quarterly installments,  on each March 31, June 30, September 30, and
December  31 (a "Dividend  Payment  Date") to holders of record of the Series E
Preferred  Stock as they  appear on the  Company's  stock  records as of the day immediately  prior  to the  Dividend  Payment  Date.  Such  dividends  shall  be cumulative.  In addition,  the Company shall pay on such Dividend  Payment Dates all accrued and  undeclared or unpaid  dividends on shares of Series E Preferred
Stock that were  redeemed in the quarter  ending on such  Dividend  Payment Date pursuant to Section  9.2 hereof  (provided  however  that such  dividends  shall accrue  only  through  the date of  redemption  of such  shares).  The  Series E
Preferred  Stock shall rank as to  dividends  (i) senior to the Common Stock (as defined  herein)  and any other  class or series of  capital  stock  that by its express terms  provides that it ranks junior to the Series E Preferred  Stock as to dividends or that does not expressly  provide for any ranking as to dividends and (ii) on parity with any other  class or series of capital  stock that by its express  terms  provides  its ranks on a parity with other  classes of preferred stock of the Company as to payments of  dividends  ("Parity  Securities").  Such dividends  shall first be payable to the holders of the Series E Preferred Stock in  preference  and  priority of any  payment of any cash  dividend on any stock ranking junior to the Series E Preferred Stock, including without limitation the share of the  Company's  Common  Stock,  par value $.001 per share (the "Common
Stock").

     4.  Preference.  The  rights of the Series E  Preferred  Stock are of equal
         -----------  -
preference to all other  outstanding  preferred  stock of the Company  regarding payment of dividends and liquidation. As long as the Series E Preferred Stock is outstanding,  the Company will not issue additional preferred stock with greater preference regarding payment of dividends or liquidation.  No distribution shall be  declared  or paid or set  apart for  payment  on any  stock  ranking,  as to dividends,  junior to the Series E Preferred Stock, including without limitation the shares of the Common Stock, for any period unless full cumulative  dividends have been or  contemporaneously  are declared and paid on the Series E Preferred
Stock for all dividend  payment  periods  terminating on or prior to the date of payment of the  distribution  on such junior stock;  provided that the foregoing restriction shall not be applicable to dividends payable in additional shares of
Common Stock to the holders of Common Stock in connection with any stock split.

     5. Retirement of Shares.  Shares of Series E Preferred Stock that have been
        ---------- -- -------  -
issued and have been  redeemed,  repurchased  or reacquired in any manner by the
Company  shall be  retired  and not  reissued  and shall  resume  the  status of authorized  but unissued  and  non-designated  shares of preferred  stock of the
Company.

     6.  Voting.  The holders of Series E  Preferred  Stock shall have no voting
         -------  -
rights except as otherwise expressly required by Texas law.  Notwithstanding the foregoing,  if at any time (i) two or more quarterly  dividends,  whether or not consecutive,  on the  Series E  Preferred  Stock are in default,  in whole or in part;  (ii) the Company  (a)files a voluntary  petition in  bankruptcy,  (b)is adjudicated  as a bankrupt,  (c)files  any  petition  or other  pleading in any action seeking reorganization,  rearrangement, adjustment, or composition of, or in respect of the Company under the United States  Bankruptcy  Code or any other similar state or federal law dealing with creditors'  rights  generally,  unless within sixty (60) days after such filing such  proceeding is discharged,  or (d)

has a receiver,  trustee or other  similar  official  appointed for the Company;
(iii) the Company  fails to redeem the Series E  Preferred  Stock as required by
Section 9; or (iv) the  Company  grants a  security  interest  or lien  (whether voluntary or involuntary) in the Net Profit Interest (as that term is defined in
Section 9.2  hereof),  provided,  however,  that the grant of a lien or security interest in the Wells (as that term is defined in Section 9.2 hereof)  shall not be a default under this clause (iv) if the Net Profit  Interest is excluded from such lien or security  interest;  then the number of directors then constituting the Company's  Board of Directors  shall be increased by two (2) and the holders of shares of Series E  Preferred  Stock  shall be  entitled  to appoint  the two additional  directors  to serve on the Board of  Directors  by  written  consent executed by the holders of Series E Preferred  Stock in accordance  with Section
12 hereof or by special meeting of holders of Series E Preferred Stock called as hereinafter provided.  Whenever all arrears in accrued dividends on the Series E
Preferred Stock shall have been paid or, as applicable, the default specified in clauses (ii), (iii) or (iv) of the foregoing  sentence has been cured,  then the right of the holders of the Series E Preferred  Stock to appoint such additional director shall cease (but subject always to the same  provisions for the vesting of such voting  rights in the case of any future  defaults  specified in clauses
(i), (ii), (iii) or (iv) of the second sentence of this Section),  and the terms of office of any person  appointed  as a director by the holders of the Series E
Preferred  Stock  shall  immediately  terminate  and the  number of the Board of
Directors shall be reduced accordingly.

     At any time after such voting  rights shall have been vested in the holders of the Series E Preferred  Stock, the Secretary of the Company may, and upon the written request of the record holders of at least 10% of the outstanding  Series
E Preferred  Stock  (addressed to the  Secretary at the principal  office of the
Company) shall,  call a special meeting of the holders of the Series E Preferred
Stock for the election of the two  additional  directors to be appointed by them as herein  provided,  such call to be made by notice similar to that provided in the bylaws of the Company for a special meeting of the shareholders. If any such special  meeting  to be  called  as above  provided  shall  not be called by the
Secretary  within 20 days  after  receipt of any such  request,  then the record holders  of at least  10% of the  outstanding  Series E  Preferred  Stock may in writing designate one among them to call the meeting, and for that purpose shall have access to the stock books and  shareholder  lists of the  Company.  If such office shall not have  previously  terminated as above  provided,  the directors previously  elected at any such  special  meeting of the holders of the Series E
Preferred  Stock shall  continue to hold office until the next annual meeting of the  shareholders or special meeting held in lieu thereof,  at which meeting the holders of the Series E  Preferred  Stock  shall be entitled to reelect the same directors or to elect two new directors as provided hereunder.

     Notwithstanding  anything  else  herein to the  contrary,  (i)  Leonard  C.
Tallerine,  Jr.  ("Tallerine")  shall have the right to  appoint  one of the two directors  (which may include himself) on behalf of the Series E Preferred Stock pursuant  to the terms of this  Section  as long as he holds  any  shares of the
Series E Preferred Stock, and (ii) Millennium Energy Fund, L.L.C. ("Millennium")
shall have the right to appoint the other one (the "Millennium Director") of the two directors on behalf of the Series E Preferred Stock pursuant to the terms of this  Section as long as it holds any shares of the  Series E  Preferred  Stock;
provided,  however,  that  for as long as  Aquila  Energy  Capital  Corporation.
("Aquila") holds a lien on any of those certain oil and gas properties purchased in part by the Company and/or GulfWest Oil & Gas Company and/or GulfWest Oil
& Gas Company  (Louisiana) LLC through the original issuance of the Series E
Preferred  stock to Tallerine and Millennium,  neither  Tallerine nor Millennium shall  appoint any person to be a director  unless such person has been approved in writing by Aquila, such approval not to be unreasonably  withheld.  Tallerine shall have the right to appoint the Millennium  Director if Millennium  provides written notice to the Company consenting  thereto,  which consent may be revoked by Millennium  at any time by written  notice to the Company (and in which case, the Millennium  Director  appointed by Tallerine shall be replaced by any person appointed by Millennium as the Millennium Director).

     7.  Board of  Directors  Advisory  Membership.  The  Company  will  offer a
         ----- --  ---------  --------  -----------  -
position  as an  advisory  member of the Board of  Directors  to Mr.  Leonard C.
Tallerine,  Jr.  to be held as long as he  holds  any  shares  of the  Series  E
Preferred  Stock. The Company will offer a position as an advisory member of the
Board of  Directors  to  Millennium's  designee  in the  event  that  Millennium continues to hold any shares of Series E Preferred Stock and Tallerine no longer holds any shares of Series E Preferred  Stock.  Such advisory  member  position shall have no voting rights as a director.

     8. Other  Rights  and  Amendments.  Except as  otherwise  provided  by law,
        -----  ------  ---  -----------  -
without the written  consent of the Series E Preferred  Stock,  the Company will not (i) create,  authorize  or issue any capital  stock that ranks senior to the
Series E Preferred Stock as to dividends or liquidation payments;  (ii) increase the authorized number of shares of Series E Preferred Stock; (iii) amend, alter, repeal or waive any provision of the bylaws,  the Articles of  Incorporation  or this  Certificate  of  Designation  so as to adversely  affect the  preferences, rights and powers of the Series E Preferred  Stock;  (iv) increase the number of directors,  excluding  the two  additional  directorship  positions  that may be elected by the  Series E  Preferred  Stock  pursuant  to Section 6 hereof,  to a number greater than nine (9); or (v) grant a lien or security  interest (whether voluntary or involuntary) in the Net Profit Interest, provided however, that the
Company is allowed to grant a lien or security  interest in the Wells if the Net
Profit Interest is excluded from such security interest.

     9. Redemption Rights.
        ---------- -------

          9.1 The Series E Preferred  Stock is redeemable in whole or in part at any time, at the option of the Company,  at a price of $500 per share, plus all accrued and  undeclared  or unpaid  dividends;  except that,  after two years  from the date of the  original  issuance  of the  shares of Series E
     Preferred  Stock (the "Original  Issue Date"),  prior to redemption by the
     Company,  the holders of record shall be given a 60-day  written  notice of the Company's  intent to redeem and the opportunity to convert the Series E
     Preferred  Stock to Common  Stock,  in  accordance  with Section 11 hereof, during the 60-day  period.  The shares to be  redeemed  hereunder  shall be redeemed  from the  holders of the Series E  Preferred  Stock on a pro rata basis by the Company.  The written notice (the "Redemption Notice") for any such call of redemption by the Company shall specify the effective  date of such redemption (the "Redemption  Effective  Date"),  which effective date shall be no less than 3 days  following the  Redemption  Notice and no more than 60 days following the Redemption Notice;  provided,  however, that for any  redemption  made at anytime  after two years from the  Original  Issue
     Date,  the  Redemption  Effective Date shall be no less than 60 days and no more than 90 days following the Redemption Notice. Following the Redemption
     Effective Date, all shares called for redemption  shall thereafter cease to exist except to the extent that they  evidence a right of the record holder as of the date of the Redemption Notice to receive the redemption  proceeds for such shares.

          9.2  Notwithstanding  the above  description of redemption  rights, as long as any shares of Series E Preferred Stock are outstanding, the Company shall set aside on a monthly  basis,  in a revenue  account  (the "Series E
     Revenue Account"),  an amount equal to 22.5% of the Net Profits (as defined herein), if any, realized by the Company's  subsidiary,  GulfWest Oil &
     Gas Company  (Louisiana) LLC, the owner of the properties,  from production in the designated  zones for each of the following  wells (the "Wells") for each  calendar  month,  beginning  on the  Effective  Issue  Date (the "Net
     Profits Interest"):

               (a)  Lacassine  Refuge Field - B-1  deepening to the MH-3, or the recompletion to the MH-2 or Alliance Zones.

               (b)  Lacassine  Refuge Field - future plugback of B-4 well to the
                    Alliance 5 Zone.

               (c)  Lacassine  Refuge Field - future plugback of B-8 well to the
                    MH-2 Upper Zone.

               (d)  Alwan  Field -  production  from  first  two new  productive wells.

     For purposes of this Section,  "Net Profits"  shall be defined as the gross revenue  from the Wells less any  applicable  lessor's  royalty,  severance taxes and lease  operating  expenses as such lease  operating  expenses are calculated  using the methods and  definitions as set forth in that certain
     Joint  Operating  Agreement  covering the Lacassine  Field dated August 16,
     2001 between  GulfWest Oil &  Gas Company  (Louisiana)  LLC,  SETEX Oil
     & Gas Company and Grand Goldking LLC (the "NRI JOA").  Upon the earlier of (i)  ninety  (90) days  following  the end of any  calendar  month  (the
     "Production  Month") and (ii) the date upon which the  Company  distributes revenues for such Production  Month to holders of royalty and other working interests  in the Wells,  the Company  shall redeem the number of shares of
     Series E Preferred Stock equal to the amount of the Net Profits Interest in the Series E Revenue Account at the end of such Production Month divided by
     $500.00. No fractional shares of Series E Preferred Stock shall be redeemed pursuant to this Section 9.2 and, in lieu thereof,  any amount representing a fractional share shall be added to the Net Profit Interest amount for the following  calendar month.  The Company shall redeem the shares of Series E
     Preferred  Stock  pursuant  to this  Section  9.2 pro rata by  sending  the appropriate  pro rata  portion of the total  redemption  amount and written notice thereof to each of the holders of the Series E Preferred  Stock. Any shares  redeemed  pursuant to this  Section 9.2 shall  thereafter  cease to exist regardless of whether the holder of the redeemed shares has delivered the certificate representing such shares for cancellation.  Notwithstanding the  foregoing  sentence,  each  holder of Series E  Preferred  Stock shall deliver the certificate  representing any shares redeemed  pursuant to this
     Section 9.2 upon  request of the  Company.  Once all shares of the Series E
     Preferred Stock have been redeemed or converted,  the requirement  that the
     Company  set  aside the Net  Profits  Interest  and any  other  obligations relating to such Net Profits Interest shall  immediately  terminate without any further action by the parties.

     10. Liquidation. The holders of the Series E Preferred Stock shall, in case
         ------------ -
of  voluntary  or  involuntary  liquidation,  dissolution  or  winding up of the affairs of the Company,  be entitled to receive in full out of the assets of the
Company,  including its capital,  before any amount shall be paid or distributed among  the  holders  of the  Company's  Common  Stock  or  other  capital  stock
designated  as  junior  to  the  Series  E  Preferred   Stock  with  respect  to
liquidation,  the amount of $500 per share of Series E Preferred  Stock plus all
accrued  and  undeclared  or  unpaid   dividends.   If,  upon  any  liquidation,
dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributed among the holders of shares of Series E Preferred Stock and the holder of all Parity  Securities  shall be  insufficient  to pay in full the respective  preferential  amounts on shares of Series E Preferred  Stock and all
Parity  Securities,  then  such  assets,  or  the  proceeds  thereof,  shall  be distributed  among the  holder of Series E  Preferred  Stock and the  holders of
Parity Securities  ratably in accordance with the respective  amounts that would be payable on such  shares if all  amounts  payable  thereon  were paid in full.
After  payment of the full  amount of the  liquidation  preference  to which the holders of Series E  Preferred  Stock are  entitled,  such  holders  will not be entitled  to any  further  participation  in any  distribution  of assets of the
Company. For the purpose of this Section 10, none of the merger or consolidation of the Company into or with another  corporation or the merger or  consolidation of any other  corporation  into or with the  Company or the sale,  transfer,  or other  disposition  of all or  substantially  all of the assets of the  Company, shall be deemed to be a voluntary or involuntary  liquidation,  dissolution,  or winding-up of the Company.

     11. Conversion to Common Stock. The Series E Preferred Stock is convertible
         ---------- -- ------ ------ -
to Common  Stock at any time upon the earlier of (i) the second  anniversary  of the  Original  Issue  Date or (ii) upon the date of a "change  of  control"  as defined in Section  11.6  hereof.  At any time  thereafter,  the holder  may, by written notice (the "Conversion  Notice") to the Company,  convert any or all of the shares of the Series E Preferred Stock to Common Stock. The shares of Common
Stock issuable upon conversion shall be issued by the Company once the holder of the converted Series E Preferred Stock tenders the certificates  evidencing such shares of Series E Preferred Stock to the Company for cancellation.

          11.1.  Conversion  Price. Each share of Series E Preferred Stock shall
                 ----------  ------ -
     be convertible in accordance with this Section 11 into the number of shares of Common Stock that results from dividing the liquidation  value per share for  Series  E  Preferred  Stock  (including  the  stated  $500  per  share liquidation  preference  plus all  accrued  but  unpaid  dividends)  by the conversion price for Series E Preferred Stock that is in effect at the time of conversion (the "Conversion  Price").  The initial  Conversion Price for the Series E Preferred Stock shall be $2.00 per share. The Conversion Price of the Series E Preferred Stock shall be subject to adjustment from time to time as provided below.

          11.2  Adjustment  Upon Common  Stock  Event.  Upon the  happening of a
                ----------  ---- ------  -----  ------  -
     Common Stock Event (as hereinafter  defined),  the Conversion  Price of the
     Series E Preferred Stock shall,  simultaneously  with the happening of such
     Common Stock Event,  be adjusted by  multiplying  the  Conversion  Price of
     Series E Preferred Stock in effect  immediately  prior to such Common Stock
     Event by a  fraction,  (a) the  numerator  of which  shall be the number of shares of Common Stock  issued and  outstanding  immediately  prior to such
     Common Stock Event, and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common
     Stock Event, and the product so obtained shall thereafter be the Conversion
     Price for  Series E  Preferred  Stock.  The  Conversion  Price for Series E
     Preferred  Stock shall be adjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein,  the term "Common Stock
     Event"  means (i) the issue by the Company of  additional  shares of Common
     Stock as a dividend or other distribution on outstanding Common Stock, (ii)
     a  subdivision  of the  outstanding  shares of Common  Stock into a greater number of shares of Common Stock or (iii) a combination of the  outstanding shares of Common Stock into a smaller number of shares of Common Stock.

          11.3 Adjustment for Other Dividends and Distributions.  If at any time
               ---------- --- ----- --------- --- --------------
     or from time to time  after the  Original  Issue  Date the  Company  pays a dividend or makes any other distribution to the holders of the Common Stock payable in  securities  of the Company  other than shares of Common  Stock, then in each such event  provision shall be made so that the holders of the
     Series E Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of  securities  of the Company that they would have received had their Series E Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the  period  from the date of such event (or such  record  date,  as applicable) to and including the conversion date,  retained such securities receivable  by them as aforesaid  during such period,  subject to all other adjustments  called  for during  such  period  under  this  Section 11 with respect to the rights of the  holders  of the Series E  Preferred  Stock or with respect to such other securities by their terms.

          11.4 Adjustment for Reclassification, Exchange and Substitution. If at
               ---------- --- ----------------- -------- --- ------------- -
     any time or from time to time after the  Original  Issue  Date,  the Common
     Stock  issuable  upon the  conversion  of the Series E  Preferred  Stock is changed  into the same or a  different  number  of  shares  of any class or
     classes  of  stock,  whether  by   recapitalization,   reclassification  or
     otherwise  (other  than  by a  Common  Stock  Event  or a  stock  dividend, reorganization,  merger,  consolidation  or sale  of  assets  provided  for elsewhere in this Section 11), then in any such event each holder of Series
     E Preferred Stock shall have the right  thereafter to convert such Series E
     Preferred Stock into the kind and amount of stock and other  securities and property receivable upon such  recapitalization,  reclassification or other change by holders  of the number of shares of Common  Stock into which such shares of Series E Preferred could have been converted immediately prior to such  recapitalization,  reclassification or change, all subject to further adjustment as provided  herein or with respect to such other  securities or property by the terms thereof. The Company shall give each holder of Series
     E  Preferred  Stock at least 30 days  prior  written  notice  of any  event requiring adjustment pursuant to this Section 11.4.

          11.5   Certificate  of  Adjustment.   In  case  of  an  adjustment  or
                 -----------  --  -----------   -
     readjustment  of the  Conversion  Price for Series E Preferred  Stock,  the
     Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or  readjustment  in accordance with the provisions  hereof and prepare a  certificate  showing such  adjustment or  readjustment,  and shall mail such certificate,  by first class mail, postage prepaid, to each registered  holder of the Series E Preferred Stock at the holder's  address as shown in the Company's books.

          11.6  Change of  Control  of  Company.  In the  event of a "change  of
                ------ --  -------  --  --------  -
     control" of the Company,  each holder of the Series E Preferred Stock shall have the right,  at the  holder's  option,  to convert its shares to Common
     Stock in accordance with Section 11 hereof,  or cause the Company to redeem the shares at a price of $500 per share, plus all accrued and undeclared or unpaid  dividends.  A "change of control" is defined as: (i) an acquisition by an  individual,  entity or a group  subject to a voting trust  agreement
     (excluding  J.  Virgil  Waggoner  and his  affiliates,  the Company and its subsidiaries,  a related  employee benefit plan or a corporation the voting stock of which is beneficially owned following such acquisition 50% or more by the Company's  stockholders  in  substantially  the same  proportions as their  holdings in the Company prior to such  acquisition)  of ownership of more  than  50%  of  the  Company's  outstanding  voting  stock;  (ii)  the occurrence of a transaction or an event that results in J. Virgil Waggoner,
     Marshall A. Smith III,  Thomas R.  Kaetzer and their  affiliates  no longer owning 35% or more of the Company's  outstanding  voting  stock;  (iii) the approval by the stockholders of a  reorganization,  merger or consolidation
     (other  than a  reorganization,  merger  or  consolidation  in which all or substantially all of the stockholders of the Company receive 50% or more of the voting stock of the surviving company);  or (iv) a complete liquidation or dissolution of the Company or the sale of all, or substantially  all, of its assets.  As used in this Section 11.6,  the term "affiliate  shall be given the meaning  attributed  to it under Rule 144  promulgated  under the
     Securities Act of 1933, as amended.

          11.7  Dilution or  Impairments.  The Company will not, by amendment of
                -------- --  ------------  -
     its certificate or articles of incorporation or through any reorganization, transfer of assets,  consolidation,  merger, dissolution,  issue or sale of securities or any other voluntary  action,  intentionally  avoid or seek to avoid the observance or performance of any of the terms hereunder, but will at all times in good faith assist in the carrying out of all such terms and in the  taking  of all  such  action  as may be  necessary  or  appropriate hereunder. Without limiting the generality of the foregoing, the Company:

                    (a) shall at all times  reserve and keep  available,  solely for  issuance and delivery  upon the  conversion  of the Series E
               Preferred Stock, all shares of the Common Stock from time to time issuable upon such conversion; and

                    (b)  will  take  all  such  action  as may be  necessary  or appropriate  in order that the  Company  may  validly and legally issue fully paid and nonassesable shares of Common Stock upon the conversion  of the  Series E  Preferred  Stock  from time to time outstanding.

          11.8 Fractional  Shares. No fractional shares of Common Stock shall be
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     issued upon any  conversion  of Series E  Preferred  Stock.  Any  resulting fractional shares shall be rounded up to the next whole share.

     12. Action by Consent.  Any action required or permitted to be taken at any
         ------ -- --------  --
meeting of the holders of the Series E Preferred Stock may be taken without such a meeting if a consent or  consents  in  writing,  setting  forth the actions so taken,  is signed by the  holders of  two-thirds  of the  outstanding  shares of
Series E Preferred Stock."

     IN WITNESS  WHEREOF,  the Company has caused this Statement to be signed by its duly authorized officer as of the 13th day of August, 2001.

                                     GULFWEST ENERGY, INC.

                                     By:  /s/  Jim C. Bigham
                                          ------------------

                                     Its:  Executive Vice President/Secretary